Exhibit 2.1

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

Set forth below is a summary of certain information concerning the share capital of Newegg Commerce, Inc. (“us”, “our”, “we”, or the “Company”) as well as a description of certain provisions of our Amended and Restated Memorandum and Articles of Association (“Articles of Association”) and relevant provisions of the British Virgin Islands Business Companies Act, 2004, as amended (the “Companies Act”). Because the following is only a summary, it does not contain all of the information that may be important to you. The summary includes certain references to and descriptions of material provisions of our Articles of Association and laws of the British Virgin Islands (“BVI”) in effect as of the date of our Annual Report on Form 20-F. The summary below does not purport to be complete and is qualified in its entirety by reference to applicable BVI law and our Articles of Association, a copy of which is incorporated by reference into our Annual Report on Form 20-F.

Rights and Obligations of Shareholders

Each of our common shares confers on its holder:

●	the right to vote;

●	the right to an equal share in any dividend paid by the Company in accordance with the Companies Act; and

●	the right to an equal share in the distribution of the surplus of the Company.

Voting Rights. Holders of common shares shall at all times vote together as one class on all resolutions submitted to a vote by the shareholders. Each common share is entitled to one (1) vote on all matters subject to vote at general meetings of the Company.

Dividends. The holders of shares are entitled to such dividends as may be declared by the directors of the Company at such time and of such an amount as the directors think fit if they are satisfied, on reasonable grounds, that immediately after the distribution, the value of Company’s assets exceeds the Company’s liabilities and the Company will be able to pay its debts as they fall due.

Pre-emptive rights. Except as set forth in the Company’s Amended and Restated Shareholders Agreement (the “Amended Shareholders Agreement”) as discussed below under the section titled “Rights of Certain Principal Shareholders”, there are no pre-emptive rights applicable to the issue by the Company of new shares under either the Companies Act or our Articles of Association.

Rights of Certain Principal Shareholders

Mr. Zhitao He, Chairman of our board of directors, indirectly controls, through affiliated companies, a majority of the voting power of our outstanding common shares. As a result, we are a “controlled company” within the meaning of Nasdaq’s corporate governance standards, making us exempt from certain corporate governance rules. As a result, minority holders of our common shares will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Under a certain amended and restated shareholders agreement (the “Amended Shareholders Agreement”) entered into by and among the Company, Mr. Fred Chang, Vice Chairman of our board of directors, and certain other shareholders (the “Principal Shareholders”), the Principal Shareholders also have pre-emptive rights to acquire additional shares when the Company issues or sells additional securities in the future, except for the “excluded issuance” as defined in the Amended Shareholders Agreement, or common shares offered pursuant to a registration statement filed with the SEC.

Limitations on Right to Own Shares

BVI law and our Articles of Association impose no limitations on the right of nonresident or foreign owners to hold or vote our securities. There are no provisions in the Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Anti-Takeover Provisions

Some provisions of our Articles of Association may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that limit the ability of shareholders to requisition and convene general meetings of shareholders. Our Articles of Association allow our shareholders holding shares representing in aggregate not less than thirty percent (30%) of our voting shares to requisition a special meeting of shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting.

However, under BVI law, our directors may only exercise the rights and powers granted to them under our Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

Redemption of Shares

The Company may purchase, redeem or otherwise acquire any of its own shares for such consideration as the directors of the Company may determine if the directors are satisfied, on reasonable grounds, that immediately after the acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due. Shares that the Company purchases, redeems or otherwise acquires may be cancelled or held as treasury shares except to the extent that such shares are in excess of 50% of the issued shares in which case they shall be cancelled to the extent of such excess but they shall be available for reissue.

Comparison of BVI Corporate Law and Our Articles of Association and U.S. Corporate Law

The following summary provides a comparison between BVI corporation law and our Articles of Association, which applies to us, and Delaware corporation law, the law under which many publicly listed corporations in the United States are incorporated. Although we believe this summary is materially accurate, the summary is subject to BVI law, including the Companies Act, and Delaware corporation law, including the Delaware General Corporation Law (“DGCL”). This summary does not constitute legal advice regarding those matters and should not be regarded as such.

Director’s Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

BVI law provides that every director of a BVI company in exercising his powers or performing his duties shall act honestly and in good faith and in what the director believes to be in the best interests of the company. Additionally, the director shall exercise the care, diligence, and skill that a reasonable director would exercise in the same circumstances, taking into account the nature of the company, the nature of the decision and the position of the director and his responsibilities. In addition, BVI law provides that a director shall exercise his powers as a director for a proper purpose and shall not act, or agree to the company acting, in a manner that contravenes the Companies Act or the memorandum of association or articles of association of the company.

Amendment of Governing Documents

Under Delaware corporate law, with very limited exceptions, a vote of the shareholders is required to amend the certificate of incorporation. Under BVI law and our Articles of Association, we may amend the Articles of Association by resolution of shareholders or by resolution of directors, provided that no amendment may be made by resolution of directors: (a) to restrict the rights or powers of the shareholders to amend the memorandum of association or the articles of association; (b) to change the percentage of shareholders required to pass a resolution of shareholders to amend the memorandum of association or the articles of association; (c) in circumstances where the memorandum of association or the articles of association cannot be amended by the shareholders; and (d) provided that the directors may not amend certain sections of the Articles of Association that would negatively affect existing shareholders.

Written Consent of Directors

Under Delaware corporate law, directors may act by written consent only on the basis of a unanimous vote. Under BVI law, directors’ consents need only a majority of directors signing to take effect. Under our Articles of Association, directors may act by written consents of all directors.

Written Consent of Shareholders

Under Delaware corporate law, unless otherwise provided in the certificate of incorporation, any action to be taken at any annual or special meeting of shareholders of a corporation, may be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting. As permitted by BVI law, shareholders’ consents need only shareholders representing a majority of votes of the shares entitled to vote signing to take effect. Our Articles of Association provide that an action that may be taken by the shareholders at a meeting (other than the election of directors) may also be taken by a resolution of shareholders consented to in writing, without the need for any notice, but if any resolution of shareholders is adopted otherwise than by the unanimous written consent of all shareholders, a copy of such resolution shall forthwith be sent to all shareholders not consenting to such resolution.

Shareholder Proposals

Under Delaware corporate law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. BVI law and our Articles of Association provide that our directors shall call a meeting of the shareholders in respect of the matter for which the meeting is requested in writing by shareholders entitled to exercise 30% or more of the voting rights.

Sale of Assets

Under Delaware corporate law, a vote of the shareholders is required to approve the sale of assets only when all or substantially all assets are being sold. In the BVI, shareholder approval is required when more than 50% of a company’s total assets by value are being disposed of or sold.

Dissolution; Winding Up

Under Delaware corporate law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware corporate law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. As permitted by BVI law and our Articles of Association, we may by a resolution of shareholders or, subject to the requirements under our Articles of Association, by resolution of directors appoint a voluntary liquidator to undertake the liquidation of the Company.

Redemption of Shares

Under Delaware corporate law, any stock may be made subject to redemption by the corporation at its option or at the option of the holders of such stock provided there remains outstanding shares with full voting power. Such stock may be made redeemable for cash, property or rights, as specified in the certificate of incorporation or in the resolution of the board of directors providing for the issue of such stock. As permitted by BVI law and our Articles of Association, we may purchase, redeem or otherwise acquire any of our own shares for such consideration as our directors may determine if the directors are satisfied, on reasonable grounds, that immediately after the acquisition the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due. Shares that the Company purchases, redeems or otherwise acquires may be cancelled or held as treasury shares except to the extent that such shares are in excess of 50% of the issued shares in which case they shall be cancelled to the extent of such excess but they shall be available for reissue.

Variation of Rights of Shares

Under Delaware corporate law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. As permitted by BVI law and our Articles of Association, if at any time the shares are divided into different classes, the rights attached to any class may only be varied, whether or not the Company is in liquidation, by a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the issued shares in that class.

Removal of Directors

Under Delaware corporate law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate provides otherwise. As permitted by BVI law and our Articles of Association, a director or member of a committee of the board or the board of a subsidiary may be removed from his or her position, with cause, by the majority of the shareholders or the majority of the board; provided that (i) any director or member of a committee of the board or the board of a subsidiary that is appointed or nominated by the minority representative shall be removed from their position upon and only upon, the written request of the minority representative; and (ii) any director or member of a committee of the board or the board of a subsidiary that is appointed or nominated by a certain Principal Shareholder, Digital Grid (Hong Kong) Technology Co., Limited (“Digital Grid”) shall be removed from their position upon and only upon, the written request of Digital Grid.

Mergers

Under Delaware corporate law, one or more constituent corporations may merge into and become part of another constituent corporation in a process known as a merger. A Delaware corporation may merge with a foreign corporation as long as the law of the foreign jurisdiction permits such a merger. To effect a merger under DGCL §251, an agreement of merger must be properly adopted and the agreement of merger or a certificate of merger must be filed with the Delaware Secretary of State. In order to be properly adopted, the agreement of merger must be adopted by the board of directors of each constituent corporation by a resolution or unanimous written consent. In addition, the agreement of merger generally must be approved at a meeting of shareholders of each constituent corporation by a majority of the outstanding stock of the corporation entitled to vote, unless the certificate of incorporation provides for a supermajority vote. In general, the surviving corporation assumes all of the assets and liabilities of the disappearing corporation or corporations as a result of the merger.

Under the Companies Act, two or more companies may merge or consolidate in accordance with the statutory provisions. A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation which must be authorized by a resolution of shareholders.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum association or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

Inspection of Books and Records

Under Delaware corporate law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.

Under the Companies Act, members of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the registrar which will include the company’s certificate of incorporation, its memorandum and articles of association (with any amendments) and records of license fees paid to date and will also disclose any articles of dissolution, articles of merger and a register of charges if the company has elected to file such a register.

A member of a company is entitled, on giving written notice to the company, to inspect:

a.	the memorandum and articles;

b.	the register of members;

c.	the register of directors; and

d.	the minutes of meetings and resolutions of members and of those classes of members of which he is a member; and to make copies of or take extracts from the documents and records referred to in (a) to (d) above.

Subject to our Articles of Association, the directors may, if they are satisfied that it would be contrary to the company’s interests to allow a member to inspect any document, or part of a document, specified in (b), (c) or (d) above, refuse to permit the member to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records.

Where a company fails or refuses to permit a member to inspect a document or permits a member to inspect a document subject to limitations, that member may apply to the British Virgin Islands Court for an order that the member should be permitted to inspect the document or to inspect the document without limitation.

Transactions with Interested Shareholders

Delaware corporate law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or that owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

BVI law has no comparable provision.

Cumulative Voting

Under Delaware corporate law, cumulative voting for elections of directors is not permitted unless the company’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions to cumulative voting under the laws of the BVI, but our Articles of Association do not provide for cumulative voting.

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